Execution Version

THIRD AMENDMENT TO TREASURY SECURED

REVOLVING CREDIT AGREEMENT

THIS THIRD AMENDMENT TO TREASURY SECURED REVOLVING CREDIT AGREEMENT (this “Amendment”), is made and entered into as of May 23, 2013, by and among NGP CAPITAL RESOURCES COMPANY, a Maryland corporation (the “Borrower”), the several banks and other financial institutions from time to time party hereto (collectively, the “Lenders”) and SUNTRUST BANK, in its capacity as Administrative Agent for the Lenders (the “Administrative Agent”).

WITNESSETH:

WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to a certain Treasury Secured Revolving Credit Agreement, dated as of March 31, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement), pursuant to which the Lenders have made certain financial accommodations available to the Borrower;

WHEREAS, the Borrower has requested that the Lenders and the Administrative Agent amend certain provisions of the Credit Agreement, and subject to the terms and conditions hereof, the Lenders are willing to do so;

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of all of which are acknowledged, the Borrower, the Lenders and the Administrative Agent agree as follows:

1.          Amendments.

(a)          The recitals of the Credit Agreement are hereby amended by replacing the second recital in its entirety with the following:

WHEREAS, the Borrower has entered into that certain Third Amended and Restated Revolving Credit Agreement, dated as of May 23, 2013, by and among the Borrower, the several banks and other financial institutions from time to time party thereto (the “Investment Lenders”) and SunTrust Bank as administrative agent (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Investment Credit Agreement”);

(b)          Section 1.1 of the Credit Agreement is hereby amended by replacing the definitions of “Adjusted Asset Coverage Ratio”, “Asset Coverage Ratio”, “Change in Law”, “Excluded Taxes”, “FATCA”, “Foreign Lender”, “Governmental Authority”, “Indemnified Taxes”, “Marketable Securities”, “Obligations”, “Related Parties”, “Required Lenders” and “Taxes” in their entirety with the following definitions:

“Adjusted Asset Coverage Ratio” shall mean, as of any date, the ratio of (i) Eligible Net Asset Value as of such date to (ii) the sum of (a) Consolidated Total Debt as of such date plus (b) the Net Mark to Market Exposure of Hedging Obligations of the Borrower and its Subsidiaries as of such date; provided that, solely for purposes of calculating Adjusted Asset Coverage Ratio, Consolidated Total Debt shall exclude all outstanding Indebtedness permitted to be incurred pursuant to Section 7.1(g) in an aggregate amount not to exceed $15,000,000.

“Asset Coverage Ratio” shall mean, as of any date, the ratio of (i) Eligible Net Asset Value as of such date to (ii) Consolidated Total Debt as of such date; provided that, solely for purposes of calculating Adjusted Asset Coverage Ratio, Consolidated Total Debt shall exclude all outstanding Indebtedness permitted to be incurred pursuant to Section 7.1(g) in an aggregate amount not to exceed $15,000,000.

“Change in Law” shall mean any of the following: (i) the adoption of any applicable law, rule, regulation or treaty after the date of this Agreement, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the date of this Agreement, (iii) compliance by any Lender (or its Applicable Lending Office) or the Issuing Bank (or for purposes of Section 2.16(b), by such Lender’s or the Issuing Bank’s parent corporation, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Excluded Taxes” shall mean, with respect to any Recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, and (b) any U.S. federal withholding Taxes that are imposed on amounts payable to such Recipient pursuant to a law in effect on the date on which (i) such Recipient becomes a Recipient under this Agreement (other than pursuant to an assignment request by the Borrower under Section 2.23) or (ii) such Recipient designates a new lending office, except in each case to the extent that pursuant to Section 2.18, amounts with respect to such Taxes were payable either (A) to such Recipient’s assignor immediately before such Recipient became a Recipient under this Agreement, (B) to such Recipient immediately before it designated a new lending office, (C) any Taxes that are attributable to such Recipient’s failure to comply with Section 2.18(f), or (D) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Foreign Lender” shall mean (i) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or

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pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Indemnified Taxes” shall mean (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Marketable Securities” shall mean senior notes registered under the Securities Act of 1933 issued by a corporation incorporated in the United States and engaged in crude oil, natural gas or other energy related businesses.

“Obligations” shall mean all amounts owing by the Borrower to the Administrative Agent or any Lender pursuant to or in connection with this Agreement or any other Loan Document, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent and any Lender incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, and all Hedging Obligations owed to the Administrative Agent, any Lender or any of their Affiliates incurred in order to limit interest rate or fee fluctuation with respect to the Loans, and all obligations and liabilities incurred in connection with collecting and enforcing the foregoing, together with all renewals, extensions, modifications or refinancings thereof; provided that “Obligations” shall exclude any Excluded Swap Obligations.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors or other representatives of such Person and such Person’s Affiliates.

“Required Lenders” shall mean, at any time, Lenders holding more than 66 2/3% of the aggregate outstanding Commitments at such time or if the Lenders have no Commitments outstanding, then Lenders holding more than 66 2/3% of the aggregate Credit Exposure; provided however, that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Commitments and Credit Exposure shall be excluded for purposes of determining Required Lenders.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

(c)          Section 1.1 of the Credit Agreement is hereby amended by adding the following definitions of “Commodity Exchange Act”, “Defaulting Lender”, “Excluded Swap Obligation”, “Lender Insolvency Event”, “Non-Defaulting Lender”, “Other Connection Taxes”, “Parent Company”, “Recipient”, “Swap Obligation”, “United States”, “U.S. Person” and “Withholding Agent” in the appropriate alphabetical order:

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

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“Defaulting Lender” shall mean, at any time, (i) any Lender that has failed for two (2) or more Business Days to comply with its obligations under this Agreement to make a Loan or to make any other payment due hereunder (each a “funding obligation”), unless such Lender has notified the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with any applicable Default, will be specifically identified in such writing), (ii) any Lender that has notified the Administrative Agent or the Borrower in writing, or has stated publicly, that it does not intend to comply with any such funding obligation hereunder, unless such writing or public statement states that such position is based on such Lender’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with any applicable Default, will be specifically identified in such writing or public statement), (iii) any Lender that has defaulted on its obligation to fund generally under any other loan agreement, credit agreement or other financing agreement, (iv) any Lender that has, for three (3) or more Business Days after written request of the Administrative Agent or the Borrower, failed to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon the Administrative Agent’s and the Borrower’s receipt of such written confirmation), or (v) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing. Any determination by the Administrative Agent that a Lender is a Defaulting Lender will be conclusive and binding, absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon notification of such determination by the Administrative Agent to the Borrower and the Lenders.

“Excluded Swap Obligation” shall mean, with respect to any Subsidiary Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Subsidiary Guarantor of, or the grant by such Subsidiary Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Subsidiary Guarantor becomes effective with respect to such related Swap Obligation.

“Lender Insolvency Event” shall mean that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) a Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, custodian or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment, or (iii) a Lender or its Parent Company has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent.

“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender at such time.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a

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security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Parent Company” shall mean, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Recipient” shall mean, as applicable, (a) the Administrative Agent and (b) any Lender.

“Swap Obligation” shall mean, with respect to any Subsidiary Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“United States” or “U.S.” shall mean the United States of America.

“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“Withholding Agent” means the Borrower and the Administrative Agent.

(d)          Sections 2.16(a) and (b) of the Credit Agreement are hereby amended in their entirety as follows:

(a)          If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Adjusted LIBO Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii)         impose on any Lender or the eurodollar interbank market any other condition affecting this Agreement or any Eurodollar Loans made by such Lender; or

(iii)        subject any Recipient to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Eurodollar Loan or to reduce the amount received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then, from time to time, such Lender may provide the Borrower (with a copy thereof to the Administrative Agent) with written notice and demand with respect to such increased costs or reduced amounts, and within five (5) Business Days after receipt of such notice and demand the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for any such increased costs incurred or reduction suffered.

(b)          If any Lender shall have determined that on or after the date of this Agreement any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital (or on the capital of such Lender’s parent corporation) as a consequence of its obligations hereunder to a level below that which such Lender or such Lender’s parent corporation could have achieved but for such Change in Law (taking into consideration such Lender’s policies or the policies of such Lender’s parent corporation with respect to capital adequacy) then, from time to time,

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within five (5) Business Days after receipt by the Borrower of written demand by such Lender (with a copy thereof to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender or such Lender’s parent corporation for any such reduction suffered.

(e)          Section 2.18 of the Credit Agreement is hereby amended in its entirety as follows:

Section 2.18. Taxes.

(a)          For purposes of this Section 2.18, the term “applicable law” includes FATCA.

(b)          Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made without deduction or withholding for any Taxes; provided that if any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment, then the applicable Withholding Agent shall make such deduction or withholding and timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax or, then the sum payable by the Borrower or other Loan Party, as applicable, shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 2.18(b)) the applicable Recipient shall receive an amount equal to the sum it would have received had no such deductions or withholdings been made.

(c)          In addition, without limiting the provisions of subsection (b) of this Section 2.18, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)          The Borrower shall indemnify each Recipient, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes paid or payable by such Recipient or required to be withheld or deducted from a payment to such Recipient (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.18) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the applicable Recipient (with a copy to the Administrative Agent in the case of a Recipient other than the Administrative Agent) shall be conclusive, absent manifest error.

(e)          As soon as practicable after any payment of Indemnified Taxes by the Borrower or any other Loan Party to a Governmental Authority, the Borrower or other Loan Party, as applicable, shall deliver to the Administrative Agent an original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)          Tax forms.

(i)          Any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent, on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), duly executed originals of IRS Form W-9 certifying, that such Lender is exempt from U.S. federal backup withholding tax. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation

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prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(ii)         Any Lender that is a Foreign Lender and that is entitled to an exemption from or reduction of withholding Tax under the Code or any treaty to which the United States is a party with respect to payments under this Agreement shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. Without limiting the generality of the foregoing, each Lender that is a Foreign Lender shall, to the extent it is legally entitled to do so, (w) on or prior to the date such Lender becomes a Lender under this Agreement, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this subsection, and (z) from time to time upon the reasonable request by the Borrower or the Administrative Agent, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the Borrower or the Administrative Agent), whichever of the following is applicable:

(A)         if such Lender is claiming eligibility for benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, duly executed originals of IRS Form W-8BEN, or any successor form thereto, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) with respect to any other applicable payments under any Loan Document, duly executed originals of IRS Form W-8BEN, or any successor form thereto, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)         duly executed originals of IRS Form W-8ECI, or any successor form thereto, certifying that the payments received by such Lender are effectively connected with such Lender’s conduct of a trade or business in the United States;

(C)         if such Lender is claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, duly executed originals of IRS Form W-8BEN, or any successor form thereto, together with a certificate (a “U.S. Tax Compliance Certificate”) upon which such Lender certifies that (1) such Lender is not a bank for purposes of Section 881(c)(3)(A) of the Code, or the obligation of the Borrower hereunder is not, with respect to such Lender, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that Section, (2) such Lender is not a 10% shareholder of the Borrower within the meaning of Section 871(h)(3) or Section 881(c)(3)(B) of the Code, (3) such Lender is not a controlled foreign corporation that is related to the Borrower within the meaning of Section 881(c)(3)(C) of the Code, and (4) the interest payments in question are not effectively connected with a U.S. trade or business conducted by such Lender; or

(D)         if such Lender is not the beneficial owner (for example, a partnership or a participating Lender granting a typical participation), duly executed originals of IRS Form W-8IMY, or any successor form thereto, accompanied by IRS

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Form W-9, IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate, and/or other certification documents from each beneficial owner, as applicable.

(iii)        Each Lender agrees that if any form or certification it previously delivered under this Section expires or becomes obsolete or inaccurate in any respect and such Lender is not legally entitled to provide an updated form or certification, it shall promptly notify the Borrower and the Administrative Agent of its inability to update such form or certification.

(g)          If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.18(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h)          If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.18 (including by the payment of additional amounts pursuant to this Section 2.18), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.18 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(f)          Section 2.22 of the Credit Agreement is hereby amended in its entirety as follows:

Section 2.22. Mitigation of Obligations. If any Lender requests compensation under Section 2.16, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.16 or Section 2.18, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be

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disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with such designation or assignment.

(g)          Section 2.23 of the Credit Agreement is hereby amended in its entirety as follows:

Section 2.23. Replacement of Lenders. If (a) any Lender requests compensation under Section 2.16, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, or (b) any Lender is a Defaulting Lender, or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions of this Agreement or the Loan Documents, the consent of Required Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non Consenting Lender”) whose consent is required shall not have been obtained, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 10.4(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.16 or 2.18, as applicable) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) (a “Replacement Lender”); provided that:

(a)          the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld;

(b)          such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts);

(c)          in the case of a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply;

(d)          in the case of a Non Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such terminated Lender was a Non Consenting Lender.

A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(h)          Article II of the Credit Agreement is hereby amended by adding the following new Section 2.24 to the end of such Article as follows:

Section 2.24. Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

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(a)          Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(b)          Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.7 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Loan without giving effect to Section 2.19. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.24(d)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)          No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(d)          Section 7.1(g) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(g)          other unsecured Indebtedness in an aggregate principal amount not to exceed $15,000,000 at any time outstanding;

(e)          Section 10.1(a) of the Credit Agreement is hereby amended by replacing the notice information for the Administrative Agent as follows:

To the Administrative Agent:	SunTrust Bank

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3333 Peachtree Road, 8th Floor
Atlanta, Georgia 30326
Attention: Andrew Johnson
Telephone Number: (404) 439-7451

(f)          Section 10.2(b) of the Credit Agreement is hereby amended by adding the following sentence to the end of clause (b) as follows:

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

(g)          Section 10.7 of the Credit Agreement is hereby amended in its entirety as follows:

Section 10.7. Right of Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by such Lender to or for the credit or the account of the Borrower against any and all Obligations held by such Lender irrespective of whether such Lender shall have made demand hereunder and although such Obligations may be unmatured. Each Lender agrees promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Borrower and any of its Subsidiaries to such Lender.

(h)          Schedule 4.14 to the Credit Agreement is hereby amended and restated in its entirety in the form attached hereto as Exhibit A.

2.          Conditions to Effectiveness of this Amendment. Notwithstanding any other provision of this Amendment and without affecting in any manner the rights of the Lenders hereunder, it is understood and agreed that this Amendment shall not become effective, and the Borrower shall have no rights under this Amendment, until the Administrative Agent shall have received (i) such fees as the Borrower has previously agreed to pay the Administrative Agent or any of its affiliates in connection with this Amendment, (ii) reimbursement or payment of its costs and expenses incurred in connection with this Amendment or the Credit Agreement (including reasonable fees, charges and disbursements of King & Spalding LLP, counsel to the Administrative Agent), (iii) executed counterparts to this Amendment from the Borrower and the Lenders, (iv) a favorable written opinion of counsel to the Borrower, addressed to the Administrative and each of the Lenders, and covering such matters relating to the Borrower, the Amendment and the transactions contemplated therein as the Administrative Agent shall reasonably request and (v) executed counterparts to the Investment Credit Agreement from each of the parties party thereto.

3.          Representations and Warranties. To induce the Lenders and the Administrative Agent to enter into this Amendment, the Borrower hereby represents and warrants to the Lenders and the Administrative Agent that:

(a)          The Borrower and each of its Subsidiaries (other than any Foreclosed Subsidiary) (i) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company

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under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect;

(b)          The execution, delivery and performance by the Borrower of the Loan Documents to which it is a party are within the Borrower’s organizational powers and have been duly authorized by all necessary organizational, and if required, shareholder, partner or member, action;

(c)          The execution, delivery and performance by the Borrower of this Amendment and of the other Loan Documents to which it is a party (i) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (ii) will not violate any Requirements of Law applicable to the Borrower or any of its Subsidiaries or any judgment, order or ruling of any Governmental Authority, (iii) will not violate or result in a default under any indenture, material agreement or other material instrument binding on the Borrower or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries and (iv) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, except Liens (if any) created under the Loan Documents;

(d)          This Amendment has been duly executed and delivered for the benefit of or on behalf of the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights and remedies in general; and

(e)          After giving effect to this Amendment, the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects, and no Default or Event of Default has occurred and is continuing as of the date hereof.

4.          Acknowledgment of Perfection of Security Interest. The Borrower hereby acknowledges that, as of the date hereof, the security interests and liens granted to the Administrative Agent and the Lenders under the Credit Agreement and the other Loan Documents are in full force and effect, are properly perfected and are enforceable in accordance with the terms of the Credit Agreement and the other Loan Documents.

5.          Effect of Amendment. Except as set forth expressly herein, all terms of the Credit Agreement, as amended hereby, and the other Loan Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Borrower to the Lenders and the Administrative Agent. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement. This Amendment shall constitute a Loan Document for all purposes of the Credit Agreement.

6.          Governing Law.

(a)          This Amendment shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of New York.

(b)          The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court of the Southern District of New York, and

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of any state court of the State of New York sitting in New York County and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Amendment or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the extent permitted by applicable law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Amendment or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Amendment or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c)          The Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of Section 10.5 of the Credit Agreement and brought in any court referred to in paragraph (b) of Section 10.5 of the Credit Agreement. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)          Each party to this Amendment irrevocably consents to the service of process in the manner provided for notices in Section 10.1 of the Credit Agreement. Nothing in this Amendment or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

7.          No Novation. This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Credit Agreement or an accord and satisfaction in regard thereto.

8.          Costs and Expenses. The Borrower agrees to pay on demand all costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for the Administrative Agent with respect thereto.

9.          Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile transmission or by electronic mail in pdf form shall be as effective as delivery of a manually executed counterpart hereof.

10.         Binding Nature. This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns.

11.         Entire Understanding. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

[Signature Pages To Follow]

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Execution Version

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, under seal in the case of the Borrower, by its respective authorized officers as of the day and year first above written.

BORROWER:

NGP CAPITAL RESOURCES COMPANY

By:	/s/ L. Scott Biar
	Name:	L. Scott Biar
	Title:	Chief Financial Officer, Secretary,
Treasurer and Chief Compliance
Officer

LENDERS:

SUNTRUST BANK, as a Lender and as Administrative Agent

By:	/s/ Andrew Johnson
Name:	Andrew Johnson
Title:	Director

[Signature Page to Third Amendment to Treasury Secured Revolving Credit Agreement]

COMERICA BANK, as a Lender

By:	/s/ Justin Crawford
	Name:	Justin Crawford
	Title:	Senior Vice President

[Signature Page to Third Amendment to Treasury Secured Revolving Credit Agreement]

SCHEDULE 4.14

SUBSIDIARIES

Company	State of Formation	Owners	Ownership Interests
NGPC Funding GP, LLC	Texas	NGP Capital Resources Company	100% of limited liability company interest
NGPC Nevada, LLC	Nevada	NGP Capital Resources Company	100% of limited liability company interest
NGPC Funding, LP	Texas	NGPC Funding GP, LLC	.1% general partnership interest
		NGPC Nevada, LLC	99.9% limited partnership interest
NGPC Asset Holdings GP, LLC	Texas	NGPC Funding, LP	100% of limited liability company interest
NGPC Asset Holdings, LP	Texas	NGPC Asset Holdings GP, LLC	0.1% general partnership interest
		NGPC Funding, LP	99.9% limited partnership interest
NGPC Asset Holdings II, LP	Texas	NGPC Asset Holdings GP, LLC	0.1% general partnership interest
		NGPC Funding, LP	99.9% limited partnership interest
NGPC Asset Holdings III, LP	Texas	NGPC Asset Holdings GP, LLC	0.1% general partnership interest
		NGPC Funding, LP	99.9% limited partnership interest
NGPC Asset Holdings V, LP	Texas	NGPC Asset Holdings GP, LLC	0.1% general partnership interest
		NGPC Funding, LP	99.9% limited partnership interest
NGPC Asset Holdings VI, LP	Texas	NGPC Asset Holdings GP, LLC	0.1% general partnership interest
		NGPC Funding, LP	99.9% limited partnership interest

Company	State of Formation	Owners	Ownership Interests
Formidable Holdings, LLC *	Delaware	NGPC Asset Holdings II, LP	100% of limited liability company interest

Formidable Operating, LLC *	Delaware	Formidable Holdings, LLC	100% of limited liability company interest
DeanLake Operator, LLC *	Nevada	NGPC Asset Holdings II, LP	100% of limited liability company interest
NGP-OCI Investments, LLC*	Delaware	NGPC Asset Holdings II, LP	100% of limited liability company interest
* Special Purpose Subsidiary

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